Exhibit 99.1
January 27, 2022

Dow reports fourth quarter 2021 results
FINANCIAL HIGHLIGHTS
•GAAP earnings per share (EPS) was $2.32. Operating EPS1 was $2.15, compared to $0.81 in the year-ago period. Operating EPS excludes certain items, totaling $0.17 per share, primarily due to certain tax-related items.
•Net sales were $14.4 billion, up 34% versus the year-ago period, with improvement in every operating segment, business and region. Sequentially, net sales were down 3% primarily driven by decreased polyethylene volume due to supply constraints as well as lower olefin and co-product prices.
•Local price increased 39% versus the year-ago period, reflecting gains in all operating segments, businesses and regions. Sequentially, price increased 1% with gains in Performance Materials & Coatings and Industrial Intermediates & Infrastructure, led by industrial, construction and personal care applications along with continued tightness in siloxane supply.
•Volume decreased 4% versus the year-ago period and 3% sequentially, primarily driven by supply constraints from maintenance and lingering effects from Covid and weather-related outages, as well as global logistics constraints across several key value chains.
•Equity earnings were $224 million, up $118 million from the year-ago period due to margin expansion at Sadara and the Thai and Kuwait joint ventures. Sequentially, equity earnings were down $25 million driven by impacts from planned maintenance turnaround activity at Sadara.
•GAAP Net Income was $1.8 billion. Operating EBIT1 was $2.3 billion, up $1.2 billion from the year-ago period, with gains in every operating segment due to margin expansion and increased equity earnings. Sequentially, operating EBIT declined $621 million as price gains in Performance Materials & Coatings and Industrial Intermediates & Infrastructure were more than offset by increased raw material and energy costs and supply constraints.
•Cash provided by operating activities – continuing operations was $2.6 billion, up $901 million year-over-year and a decrease of $162 million compared to the prior quarter. Free cash flow1 was $2.1 billion.
•Returns to shareholders totaled $912 million in the quarter, comprised of $512 million in dividends and $400 million in share repurchases.
SUMMARY FINANCIAL RESULTS

	Three Months Ended Dec 31			Three Months Ended Sep 30
In millions, except per share amounts	4Q21	4Q20	vs. SQLY [B / (W)]	3Q21	vs. PQ [B / (W)]
Net Sales	$14,364	$10,706	$3,658	$14,837	$(473)
GAAP Income, Net of Tax	$1,761	$1,254	$507	$1,706	$55
Operating EBIT[1]	$2,265	$1,054	$1,211	$2,886	$(621)
Operating EBIT Margin[1]	15.8%	9.8%	600 bps	19.5%	(370) bps
Operating EBITDA[1]	$2,920	$1,780	$1,140	$3,611	$(691)
GAAP Earnings Per Share	$2.32	$1.65	$0.67	$2.23	$0.09
Operating Earnings Per Share[1]	$2.15	$0.81	$1.34	$2.75	$(0.60)
Cash Provided by Operating Activities - Cont. Ops	$2,557	$1,656	$901	$2,719	$(162)

1.Op. Earnings Per Share, Op. EBIT, Op. EBIT Margin, Op. EBITDA, and Free Cash Flow are non-GAAP measures. See page 6 for further discussion.
®™ Trademark of The Dow Chemical Company ("Dow") or an affiliated company of Dow

Dow reports fourth quarter 2021 results

CEO QUOTE
Jim Fitterling, chairman and chief executive officer, commented on the quarter:

“In the fourth quarter, Team Dow once again delivered top- and bottom-line growth year-over-year across all operating segments. Underlying demand strength and continued operating discipline enabled us to overcome supply and logistics constraints as well as higher raw material and energy costs.

“Our performance in the fourth quarter capped a record year for Dow in 2021. We achieved full year sales of $55 billion and operating EBIT of $9.5 billion, with growth and margin expansion across all operating segments, as well as $7.1 billion of cash flow from operations and annual ROIC of more than 22%. We delivered on our financial priorities with proactive liability management actions through the year, including reducing gross debt by $2.4 billion and a $1 billion elective pension contribution, while returning a cumulative $3.1 billion to shareholders. Importantly, we also announced our plan to decarbonize our assets while growing our earnings, positioning Dow to continue on a path to deliver more than $3 billion of accretive underlying earnings growth, advance our sustainability leadership, and create long-term value for our shareholders.”

SEGMENT HIGHLIGHTS

Packaging & Specialty Plastics

	Three Months Ended Dec 31			Three Months Ended Sep 30
In millions, except margin percentages	4Q21	4Q20	vs. SQLY [B / (W)]	3Q21	vs. PQ [B / (W)]
Net Sales	$7,189	$5,126	$2,063	$7,736	$(547)
Operating EBIT	$1,442	$780	$662	$1,954	$(512)
Operating EBIT Margin	20.1%	15.2%	490 bps	25.3%	(520) bps
Equity Earnings	$130	$77	$53	$124	$6

Packaging & Specialty Plastics segment net sales in the quarter were $7.2 billion, up 40% versus the year-ago period. Local price increased 44% year-over-year due to tight supply and demand balances, with double-digit gains in both businesses and across all regions. Despite continued robust end-market demand in packaging applications, volume declined 3% year-over-year, as gains in energy sales volume was more than offset by lower polyethylene volume, primarily in Asia Pacific due to supply constraints. Currency decreased net sales by 1%. On a sequential basis, the segment delivered a 7% net sales decline, primarily due to lower olefin and co-product prices and decreased polyethylene volume resulting from supply constraints.

Equity earnings were $130 million, up $53 million compared to the year-ago period due to higher integrated polyethylene margins at the principal joint ventures. On a sequential basis, equity earnings increased by $6 million as a result of gains at Sadara and the Kuwait joint ventures.

Operating EBIT was $1.4 billion, compared to $780 million in the year-ago period, reflecting margin improvement in the core business and increased equity earnings, primarily due to higher margins on tight supply and demand balances, partly offset by lower supply volumes. Sequentially, Op. EBIT was down $512 million and Op. EBIT margins declined by 520 basis points on lower olefin and co-product prices and higher raw material and energy costs.

Packaging and Specialty Plastics business reported a net sales increase versus the year-ago period, led by local price gains in all regions as well as in flexible food & beverage packaging and industrial & consumer packaging applications. Volumes declined year-over-year, primarily in Asia Pacific due to supply constraints. Compared to the prior quarter, the business delivered price gains in Asia Pacific and Europe, Middle East, Africa & India that were more than offset by declines in other regions and lower sales volumes due to supply constraints.

Dow reports fourth quarter 2021 results

Hydrocarbons & Energy business reported a net sales increase compared to the year-ago period, driven primarily by higher local prices in olefins and aromatics and volume gains in energy. Sequentially, sales declined due to lower olefin and co-product prices, which were partly offset by higher olefin volume primarily in the U.S. & Canada.

Industrial Intermediates & Infrastructure

	Three Months Ended Dec 31			Three Months Ended Sep 30
In millions, except margin percentages	4Q21	4Q20	vs. SQLY [B / (W)]	3Q21	vs. PQ [B / (W)]
Net Sales	$4,548	$3,501	$1,047	$4,481	$67
Operating EBIT	$595	$296	$299	$713	$(118)
Operating EBIT Margin	13.1%	8.5%	460 bps	15.9%	(280) bps
Equity Earnings	$90	$36	$54	$122	$(32)

Industrial Intermediates & Infrastructure segment net sales in the quarter were $4.5 billion, up 30% versus the year-ago period. Local price improved 38% year-over-year with gains in both businesses and in all regions on continued strong industry demand. Volume declined 7% year-over-year due to a planned transition away from a low-margin coproducer contract and planned maintenance turnaround activity. On a sequential basis, the segment recorded a net sales increase of 1%, with local price gains in both businesses and all regions. Volume declined 2% sequentially as improved supply availability in Industrial Solutions was more than offset by planned maintenance turnaround activity in Polyurethanes & Construction Chemicals.

Equity earnings were $90 million, an increase of $54 million compared to the year-ago period, driven by margin expansion at the Kuwait joint ventures. On a sequential basis, equity earnings decreased by $32 million, primarily from lower supply availability at the Sadara joint venture due to planned maintenance turnaround activity.

Operating EBIT was $595 million, an increase of $299 million compared to the year-ago period, primarily due to continued price strength in both businesses, driving Op. EBIT margins up 460 basis points year-over-year. Sequentially, Op. EBIT was down $118 million, and Op. EBIT margins declined by 280 basis points, primarily driven by energy cost increases in Europe and planned maintenance turnaround activity.

Polyurethanes & Construction Chemicals business increased net sales compared to the year-ago period as tight supply and demand balances in key value chains led to broad-based price gains in all regions. Volume declines year-over-year were primarily driven by a planned transition away from a low-margin coproducer contract and our planned maintenance turnaround activity. Sequentially, net sales declined as local price increases in all regions were more than offset by planned maintenance turnaround activity.

Industrial Solutions business net sales increased from the year-ago period with local price gains in all regions. Volume was flat year-over-year as higher volume from a renewable energy contract was offset by fewer licensing and catalyst sales. Net sales increased sequentially on volume growth from improved supply availability and local price gains in all regions.

Performance Materials & Coatings

	Three Months Ended Dec 31			Three Months Ended Sep 30
In millions, except margin percentages	4Q21	4Q20	vs. SQLY [B / (W)]	3Q21	vs. PQ [B / (W)]
Net Sales	$2,558	$2,029	$529	$2,526	$32
Operating EBIT	$295	$50	$245	$284	$11
Operating EBIT Margin	11.5%	2.5%	900 bps	11.2%	30 bps
Equity Earnings	$2	$2	$0	$3	$(1)

Dow reports fourth quarter 2021 results

Performance Materials & Coatings segment net sales in the quarter were $2.6 billion, up 26% versus the year-ago period. Local price increased 30% year-over-year, with gains in both businesses and in all regions. Volume declined 4% year-over-year as stronger demand for performance silicones applications and architectural coatings in the U.S. & Canada was more than offset by lower siloxane supply availability due to a pull forward of maintenance activity to coincide with dual-control actions in China. On a sequential basis, net sales were up 1% with local price gains in both businesses and in all regions. Volume declined 8% sequentially as increased supply availability of acrylic monomers was more than offset by maintenance activity at a siloxane facility in China and lower seasonal demand for coatings applications.

Operating EBIT was $295 million, compared to $50 million in the year-ago period, as Op. EBIT margins increased 900 basis points due to strong price momentum for silicones and coatings offerings. Sequentially, Op. EBIT improved $11 million, as price gains were partly offset by planned maintenance turnaround activity.

Consumer Solutions business achieved higher net sales, with local price gains in all regions and end-market applications year-over-year. Volume declined versus the year-ago period, as strong demand particularly for industrial, electronics and personal care applications was offset by lower supply availability due to a pull forward of maintenance activity to coincide with dual-control actions in China. Sequentially, net sales were up as local price increases in all regions and end-market applications more than offset volume declines, primarily due to maintenance activity at a siloxane facility.

Coatings & Performance Monomers business achieved increased net sales compared to the year-ago period, led by local price gains in all regions on tight supply and demand balances and higher raw material costs. Volume declined year-over-year as stronger demand for architectural coatings and industrial coatings primarily in the U.S. & Canada was more than offset by lower merchant sales of acrylic monomers partly due to Dow’s own higher-value captive use. Sequentially, the business delivered local price gains in all regions. Volume declined sequentially due to seasonal demand declines for coatings applications in the Northern Hemisphere.

OUTLOOK

“In 2022, we expect continued demand strength across our end markets, supported by growing industrial production and sustained consumer spending,” said Fitterling. “We are working hard to normalize operating rates, inventory and service levels following a year of supply constraints and Covid-related logistics challenges.

“While the global economy continues to be impacted by supply chain pressures, these logistics constraints are expected to ease throughout the year to fulfill elevated order backlogs and pent-up customer demand. As we navigate these near-term dynamics, we will continue to be disciplined in the implementation of our strategy and progress on our higher-return, lower-risk growth projects and efficiency programs. We will also further advance our key sustainability initiatives to decarbonize our assets and capture increasing demand for lower carbon and circular solutions.”

Conference Call
Dow will host a live webcast of its fourth quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 8:00 a.m. ET. The webcast and slide presentation that accompany the conference call will be posted on the events and presentations page of investors.dow.com.

Dow reports fourth quarter 2021 results

About Dow
Dow (NYSE: DOW) combines global breadth; asset integration and scale; focused innovation and materials science expertise; leading business positions; and environmental, social and governance (ESG) leadership to achieve profitable growth and deliver a sustainable future. The Company's ambition is to become the most innovative, customer centric, inclusive and sustainable materials science company in the world. Dow's portfolio of plastics, industrial intermediates, coatings and silicones businesses delivers a broad range of differentiated, science-based products and solutions for its customers in high-growth market segments, such as packaging, infrastructure, mobility and consumer applications. Dow operates 104 manufacturing sites in 31 countries and employs approximately 35,700 people. Dow delivered sales of approximately $55 billion in 2021. References to Dow or the Company mean Dow Inc. and its subsidiaries. For more information, please visit www.dow.com or follow @DowNewsroom on Twitter.

###

For further information, please contact:

Investors:	Media:
Pankaj Gupta	Kyle Bandlow
pgupta@dow.com	kbandlow@dow.com
+1 989-638-5265	+1 989-638-2417

Cautionary Statement about Forward-Looking Statements

Certain statements in this presentation are “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements often address expected future business and financial performance, financial condition, and other matters, and often contain words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “opportunity,” “outlook,” “plan,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “will be,” “will continue,” “will likely result,” “would” and similar expressions, and variations or negatives of these words or phrases.

Forward-looking statements are based on current assumptions and expectations of future events that are subject to risks, uncertainties and other factors that are beyond Dow’s control, which may cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements and speak only as of the date the statements were made. These factors include, but are not limited to: sales of Dow’s products; Dow’s expenses, future revenues and profitability; the continuing global and regional economic impacts of the coronavirus disease 2019 (“COVID-19”) pandemic and other public health-related risks and events on Dow’s business; capital requirements and need for and availability of financing; unexpected barriers in the development of technology, including with respect to Dow’s contemplated capital and operating projects; Dow’s ability to realize its commitment to carbon neutrality on the contemplated timeframe; size of the markets for Dow’s products and services and ability to compete in such markets; failure to develop and market new products and optimally manage product life cycles; the rate and degree of market acceptance of Dow’s products; significant litigation and environmental matters and related contingencies and unexpected expenses; the success of competing technologies that are or may become available; the ability to protect Dow’s intellectual property in the United States and abroad; developments related to contemplated restructuring activities and proposed divestitures or acquisitions such as workforce reduction, manufacturing facility and/or asset closure and related exit and disposal activities, and the benefits and costs associated with each of the foregoing; fluctuations in energy and raw material prices; management of process safety and product stewardship; changes in relationships with Dow’s significant customers and suppliers; changes in consumer preferences and demand; changes in laws and regulations, political conditions or industry development; global economic and capital markets conditions, such as inflation, market uncertainty, interest and currency exchange rates, and equity and commodity prices; business or supply disruptions; security threats, such as acts of sabotage, terrorism or war; weather events and natural disasters; and disruptions in Dow’s information technology networks and systems.

Risks related to Dow’s separation from DowDuPont Inc. include, but are not limited to: (i) Dow’s failure to achieve in full the anticipated benefits from the separation from DowDuPont Inc.; (ii) certain tax risks associated with the separation; (iii) the failure of Dow’s pro forma financial information to be a reliable indicator of Dow’s future results; (iv) receipt of less favorable terms in the commercial agreements Dow entered into with DuPont de Nemours, Inc. (“DuPont”) and Corteva, Inc. (“Corteva”), including restrictions under intellectual property cross-license agreements, than Dow would have received from an unaffiliated third party; and (v) Dow’s obligation to indemnify DuPont and/or Corteva for certain liabilities.

Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. A detailed discussion of principal risks and uncertainties which may cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. These are not the only risks and uncertainties that Dow faces. There may be other risks and uncertainties that Dow is unable to identify at this time or that Dow does not currently expect to have a material impact on its business. If any of those risks or uncertainties develops into an actual event, it could have a material adverse effect on Dow’s business. Dow assumes no obligation to update or revise publicly any forward-looking statements whether because of new information, future events, or otherwise, except as required by securities and other applicable laws.

®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow

Non-GAAP Financial Measures
This earnings release includes information that does not conform to U.S. GAAP and are considered non-GAAP measures. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company's segments, including allocating resources. Dow's management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide more relevant and meaningful information to investors as they provide insight with respect to ongoing operating results of the Company and a more useful comparison of year-over-year results. These non-GAAP measures supplement the Company's U.S. GAAP disclosures and should not be viewed as alternatives to U.S. GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Non-GAAP measures included in this release are defined below. Reconciliations for these non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures section starting on page 11. Dow does not provide forward-looking U.S. GAAP financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most comparable U.S. GAAP financial measures on a forward-looking basis because the Company is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, foreign currency exchange gains or losses and potential future asset impairments, as well as discrete taxable events, without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP results for the guidance period.

Operating earnings per share is defined as "Earnings per common share - diluted" excluding the after-tax impact of significant items.

Operating EBIT is defined as earnings (i.e., "Income before income taxes") before interest, excluding the impact of significant items.

Operating EBIT margin is defined as Operating EBIT as a percentage of net sales.

Operating EBITDA is defined as earnings (i.e., "Income before income taxes") before interest, depreciation and amortization, excluding the impact of significant items.

Operating return on invested capital ("ROIC") is defined as net operating profit after tax, excluding the impact of significant items, divided by total average capital.

Free cash flow is defined as "Cash provided by operating activities - continuing operations," less capital expenditures. Under this definition, free cash flow represents the cash generated by the Company from operations after investing in its asset base. Free cash flow, combined with cash balances and other sources of liquidity, represent the cash available to fund obligations and provide returns to shareholders. Free cash flow is an integral financial measure used in the Company's financial planning process.

Cash flow conversion is defined as "Cash provided by operating activities - continuing operations," divided by Operating EBITDA. Management believes cash flow conversion is an important financial metric as it helps the Company determine how efficiently it is converting its earnings into cash flow.

Dow Inc. and Subsidiaries
Consolidated Statements of Income

In millions, except per share amounts (Unaudited)	Three Months Ended		Twelve Months Ended
	Dec 31, 2021	Dec 31, 2020	Dec 31, 2021	Dec 31, 2020
Net sales	$14,364	$10,706	$54,968	$38,542
Cost of sales	11,778	9,135	44,191	33,346
Research and development expenses	225	214	857	768
Selling, general and administrative expenses	436	408	1,645	1,471
Amortization of intangibles	87	101	388	401
Restructuring and asset related charges (credits) - net	(16)	(11)	6	708
Integration and separation costs	—	65	—	239
Equity in earnings (losses) of nonconsolidated affiliates	224	106	975	(18)
Sundry income (expense) - net	190	1,115	(35)	1,269
Interest income	20	11	55	38
Interest expense and amortization of debt discount	170	210	731	827
Income before income taxes	2,118	1,816	8,145	2,071
Provision for income taxes	357	562	1,740	777
Net income	1,761	1,254	6,405	1,294
Net income attributable to noncontrolling interests	25	18	94	69
Net income available for Dow Inc. common stockholders	$1,736	$1,236	$6,311	$1,225
	—	—	—	—
Per common share data:
Earnings per common share - basic	$2.34	$1.66	$8.44	$1.64
Earnings per common share - diluted	$2.32	$1.65	$8.38	$1.64

Weighted-average common shares outstanding - basic	738.1	742.1	743.6	740.5
Weighted-average common shares outstanding - diluted	743.3	745.0	749.0	742.3

Dow Inc. and Subsidiaries
Consolidated Balance Sheets

In millions, except share amounts (Unaudited)	Dec 31, 2021	Dec 31, 2020
Assets
Current Assets
Cash and cash equivalents	$2,988	$5,104
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2021: $54; 2020: $51)	6,841	5,090
Other	2,713	2,300
Inventories	7,372	5,701
Other current assets	934	889
Total current assets	20,848	19,084
Investments
Investment in nonconsolidated affiliates	2,045	1,327
Other investments (investments carried at fair value - 2021: $2,079; 2020: $1,674)	3,193	2,775
Noncurrent receivables	478	465
Total investments	5,716	4,567
Property
Property	57,604	56,325
Less: Accumulated depreciation	37,049	36,086
Net property	20,555	20,239
Other Assets
Goodwill	8,764	8,908
Other intangible assets (net of accumulated amortization - 2021: $4,725; 2020: $4,428)	2,881	3,352
Operating lease right-of-use assets	1,412	1,856
Deferred income tax assets	1,358	2,215
Deferred charges and other assets	1,456	1,249
Total other assets	15,871	17,580
Total Assets	$62,990	$61,470
Liabilities and Equity
Current Liabilities
Notes payable	$161	$156
Long-term debt due within one year	231	460
Accounts payable:
Trade	5,577	3,763
Other	2,839	2,126
Operating lease liabilities - current	314	416
Income taxes payable	623	397
Accrued and other current liabilities	3,481	3,790
Total current liabilities	13,226	11,108
Long-Term Debt	14,280	16,491
Other Noncurrent Liabilities
Deferred income tax liabilities	506	405
Pension and other postretirement benefits - noncurrent	7,557	11,648
Asbestos-related liabilities - noncurrent	931	1,013
Operating lease liabilities - noncurrent	1,149	1,521
Other noncurrent obligations	6,602	6,279
Total other noncurrent liabilities	16,745	20,866
Stockholders’ Equity
Common stock (authorized 5,000,000,000 shares of $0.01 par value each; issued 2021: 764,226,882 shares; 2020: 755,993,198 shares)	8	8
Additional paid-in capital	8,151	7,595
Retained earnings	20,623	16,361
Accumulated other comprehensive loss	(8,977)	(10,855)
Unearned ESOP shares	(15)	(49)
Treasury stock at cost (2021: 29,011,573 shares; 2020: 12,803,303 shares)	(1,625)	(625)
Dow Inc.’s stockholders’ equity	18,165	12,435
Noncontrolling interests	574	570
Total equity	18,739	13,005
Total Liabilities and Equity	$62,990	$61,470

Dow Inc. and Subsidiaries
Consolidated Statements of Cash Flows

(In millions) (Unaudited) For the years ended Dec 31,	2021	2020
Operating Activities
Net income	$6,405	$1,294
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,842	2,874
Provision for deferred income tax	278	258
Earnings of nonconsolidated affiliates less than (in excess of) dividends received	(651)	443
Net periodic pension benefit cost	39	266
Pension contributions	(1,219)	(299)
Net gain on sales of assets, businesses and investments	(105)	(802)
Restructuring and asset related charges - net	6	708
Other net loss	921	318
Changes in assets and liabilities, net of effects of acquired and divested companies:
Accounts and notes receivable	(2,132)	171
Inventories	(1,768)	515
Accounts payable	2,458	(84)
Other assets and liabilities, net	(5)	590
Cash provided by operating activities - continuing operations	7,069	6,252
Cash used for operating activities - discontinued operations	(60)	(26)
Cash provided by operating activities	7,009	6,226
Investing Activities
Capital expenditures	(1,501)	(1,252)
Investment in gas field developments	(92)	(5)
Purchases of previously leased assets	(694)	(5)
Proceeds from sales of property and businesses, net of cash divested	68	929
Acquisitions of property and businesses, net of cash acquired	(129)	(130)
Investments in and loans to nonconsolidated affiliates	—	(333)
Distributions and loan repayments from nonconsolidated affiliates	51	7
Purchases of investments	(1,366)	(1,203)
Proceeds from sales and maturities of investments	759	1,122
Other investing activities, net	(10)	29
Cash used for investing activities	(2,914)	(841)
Financing Activities
Changes in short-term notes payable	(48)	(431)
Proceeds from issuance of short-term debt greater than three months	144	163
Payments on short-term debt greater than three months	(130)	(163)
Proceeds from issuance of long-term debt	109	4,672
Payments on long-term debt	(2,771)	(4,653)
Purchases of treasury stock	(1,000)	(125)
Proceeds from issuance of stock	320	108
Transaction financing, debt issuance and other costs	(537)	(175)
Employee taxes paid for share-based payment arrangements	(12)	(27)
Distributions to noncontrolling interests	(73)	(62)
Dividends paid to stockholders	(2,073)	(2,071)
Cash used for financing activities	(6,071)	(2,764)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(99)	107
Summary
Increase (decrease) in cash, cash equivalents and restricted cash	(2,075)	2,728
Cash, cash equivalents and restricted cash at beginning of year	5,108	2,380
Cash, cash equivalents and restricted cash at end of year	$3,033	$5,108
Less: Restricted cash and cash equivalents, included in "Other current assets"	45	4
Cash and cash equivalents at end of year	$2,988	$5,104

Dow Inc. and Subsidiaries
Net Sales by Segment and Geographic Region

Net Sales by Segment	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2021	Dec 31, 2020	Dec 31, 2021	Dec 31, 2020
Packaging & Specialty Plastics	$7,189	$5,126	$28,128	$18,301
Industrial Intermediates & Infrastructure	4,548	3,501	16,851	12,021
Performance Materials & Coatings	2,558	2,029	9,672	7,951
Corporate	69	50	317	269
Total	$14,364	$10,706	$54,968	$38,542
U.S. & Canada	$5,182	$3,697	$19,613	$13,582
EMEAI [1]	5,086	3,575	19,746	12,969
Asia Pacific	2,620	2,315	10,043	8,165
Latin America	1,476	1,119	5,566	3,826
Total	$14,364	$10,706	$54,968	$38,542

Net Sales Variance by Segment and Geographic Region	Three Months Ended Dec 31, 2021				Twelve Months Ended Dec 31, 2021
	Local Price & Product Mix	Currency	Volume	Total	Local Price & Product Mix	Currency	Volume	Total
Percent change from prior year
Packaging & Specialty Plastics	44%	(1)%	(3)%	40%	50%	2%	2%	54%
Industrial Intermediates & Infrastructure	38	(1)	(7)	30	40	2	(2)	40
Performance Materials & Coatings	30	—	(4)	26	19	2	1	22
Total	39%	(1)%	(4)%	34%	40%	2%	1%	43%
Total, excluding the Hydrocarbons & Energy business	37%	(1)%	(7)%	29%	37%	2%	(2)%	37%
U.S. & Canada	39%	—%	1%	40%	42%	—%	2%	44%
EMEAI [1]	47	(2)	(3)	42	45	4	3	52
Asia Pacific	26	—	(13)	13	25	2	(4)	23
Latin America	42	—	(10)	32	48	—	(3)	45
Total	39%	(1)%	(4)%	34%	40%	2%	1%	43%

Net Sales Variance by Segment and Geographic Region	Three Months Ended Dec 31, 2021
	Local Price & Product Mix	Currency	Volume	Total
Percent change from prior quarter
Packaging & Specialty Plastics	(4)%	—%	(3)%	(7)%
Industrial Intermediates & Infrastructure	4	(1)	(2)	1
Performance Materials & Coatings	10	(1)	(8)	1
Total	1%	(1)%	(3)%	(3)%
Total, excluding the Hydrocarbons & Energy business	3%	(1)%	(5)%	(3)%
U.S. & Canada	(5)%	—%	—%	(5)%
EMEAI [1]	4	(2)	(5)	(3)
Asia Pacific	8	—	(6)	2
Latin America	(1)	—	(4)	(5)
Total	1%	(1)%	(3)%	(3)%
1.Europe, Middle East, Africa, and India.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Operating EBIT by Segment		Three Months Ended		Twelve Months Ended
In millions (Unaudited)		Dec 31, 2021	Dec 31, 2020	Dec 31, 2021	Dec 31, 2020
Packaging & Specialty Plastics		$1,442	$780	$6,638	$2,325
Industrial Intermediates & Infrastructure		595	296	2,282	355
Performance Materials & Coatings		295	50	866	314
Corporate		(67)	(72)	(253)	(279)
Total		$2,265	$1,054	$9,533	$2,715

Depreciation and Amortization by Segment		Three Months Ended		Twelve Months Ended
In millions (Unaudited)		Dec 31, 2021	Dec 31, 2020	Dec 31, 2021	Dec 31, 2020
Packaging & Specialty Plastics		$316	$342	$1,358	$1,372
Industrial Intermediates & Infrastructure		131	155	612	605
Performance Materials & Coatings		200	222	842	870
Corporate		8	7	30	27
Total		$655	$726	$2,842	$2,874

Operating EBITDA by Segment		Three Months Ended		Twelve Months Ended
In millions (Unaudited)		Dec 31, 2021	Dec 31, 2020	Dec 31, 2021	Dec 31, 2020
Packaging & Specialty Plastics		$1,758	$1,122	$7,996	$3,697
Industrial Intermediates & Infrastructure		726	451	2,894	960
Performance Materials & Coatings		495	272	1,708	1,184
Corporate		(59)	(65)	(223)	(252)
Total		$2,920	$1,780	$12,375	$5,589

Equity in Earnings (Losses) of Nonconsolidated Affiliates by Segment		Three Months Ended		Twelve Months Ended
In millions (Unaudited)		Dec 31, 2021	Dec 31, 2020	Dec 31, 2021	Dec 31, 2020
Packaging & Specialty Plastics		$130	$77	$490	$173
Industrial Intermediates & Infrastructure		90	36	471	(166)
Performance Materials & Coatings		2	2	7	6
Corporate		2	(9)	7	(31)
Total		$224	$106	$975	$(18)

Reconciliation of "Net Income" to "Operating EBIT"	Three Months Ended			Twelve Months Ended
In millions (Unaudited)	Sep 30, 2021	Dec 31, 2021	Dec 31, 2020	Dec 31, 2021	Dec 31, 2020
Net income	$1,706	$1,761	$1,254	$6,405	$1,294
+ Provision for income taxes	542	357	562	1,740	777
Income before income taxes	$2,248	$2,118	$1,816	$8,145	$2,071
- Interest income	14	20	11	55	38
+ Interest expense and amortization of debt discount	178	170	210	731	827
- Significant items	(474)	3	961	(712)	145
Operating EBIT (non-GAAP)	$2,886	$2,265	$1,054	$9,533	$2,715

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended Dec 31, 2021
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$2,118	$1,736	$2.32
Less: Significant items
Digitalization program costs [4]	(48)	(38)	(0.05)	Cost of sales ($40 million); R&D ($2 million); SG&A ($6 million)
Restructuring, implementation costs and asset related charges - net [5]	—	—	—	Cost of sales ($11 million); R&D ($3 million); SG&A ($2 million); offset by Restructuring, goodwill impairment and asset related charges - net $16 million
Net gain on divestitures and asset sale	16	16	0.02	Sundry income (expense) - net
Indemnifications and other transaction related costs [6]	35	35	0.05	Sundry income (expense) - net
Income tax related items [9]	—	111	0.15	Provision for income taxes on continuing operations
Total significant items	$3	$124	$0.17
Operating results (non-GAAP)	$2,115	$1,612	$2.15

Significant Items Impacting Results for the Three Months Ended Dec 31, 2020
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$1,816	$1,236	$1.65
Less: Significant items
Integration and separation costs	(65)	(50)	(0.07)	Integration and separation costs
Restructuring, implementation costs and asset related credits - net [5]	1	2	—	Cost of sales ($7 million); SG&A ($3 million); offset by Restructuring, goodwill impairment and asset related charges - net $11 million
Warranty accrual adjustment of exited business	11	8	0.01	Cost of sales
Net gain on divestiture and asset sale [7]	497	469	0.63	Sundry income (expense) - net
Litigation related charges, awards and adjustments [8]	538	481	0.65	Sundry income (expense) - net
Indemnification and other transaction related costs [6]	(21)	(21)	(0.03)	Sundry income (expense) - net
Income tax related items [9]	—	(260)	(0.35)	Provision for income taxes on continuing operations
Total significant items	$961	$629	$0.84
Operating results (non-GAAP)	$855	$607	$0.81
1."Income before income taxes."
2."Net income available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings per common share - diluted," which includes the impact of participating securities in accordance with the two-class method.
4.Costs associated with implementing the Company's Digital Acceleration program.
5.Includes restructuring charges, asset related charges, and costs associated with implementing the Company's 2020 Restructuring Program.
6.Primarily related to charges associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation.
7.Primarily related to a gain on the sale of marine and terminal operations and assets in the U.S.
8.Related to a gain associated with a legal matter with Nova Chemicals Corporation ("Nova").
9. 2021 includes reversals of certain tax valuation allowances partially offset by charges related to uncertain tax positions. 2020 includes tax valuation allowances recorded in the U.S., primarily due to the filing of the final combined Dow and DuPont tax return.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Twelve Months Ended Dec 31, 2021
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$8,145	$6,311	$8.38
Less: Significant items
Digitalization program costs [4]	(169)	(132)	(0.17)	Cost of sales ($146 million); R&D ($4 million); SG&A ($19 million)
Restructuring, implementation costs and asset related charges - net [5]	(69)	(55)	(0.07)	Cost of sales ($50 million); R&D ($8 million); SG&A ($5 million); Restructuring, goodwill impairment and asset related charges - net ($6 million)
Loss on early extinguishment of debt	(574)	(471)	(0.63)	Sundry income (expense) - net
Net gain on divestitures and asset sale	16	16	0.02	Sundry income (expense) - net
Litigation related charges, awards and adjustments	54	42	0.06	Sundry income (expense) - net
Indemnifications and other transaction related costs [6]	30	30	0.04	Sundry income (expense) - net
Income tax related items [9]	—	111	0.15	Provision for income taxes on continuing operations
Total significant items	$(712)	$(459)	$(0.60)
Operating results (non-GAAP)	$8,857	$6,770	$8.98

Significant Items Impacting Results for the Twelve Months Ended Dec 31, 2020
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$2,071	$1,225	$1.64
Less: Significant items
Integration and separation costs	(239)	(186)	(0.25)	Integration and separation costs
Restructuring, implementation costs and asset related charges - net [5]	(718)	(578)	(0.79)	Cost of sales ($7 million); SG&A ($3 million); Restructuring, goodwill impairment and asset related charges - net ($708 million)
Warranty accrual adjustment of exited business	11	8	0.01	Cost of sales
Net gain on divestitures and asset sale [7]	717	664	0.89	Sundry income (expense) - net
Litigation related charges, awards and adjustments [8]	544	487	0.66	Sundry income (expense) - net
Loss on early extinguishment of debt	(149)	(122)	(0.16)	Sundry income (expense) - net
Indemnification and other transaction related costs [6]	(21)	(21)	(0.03)	Sundry income (expense) - net
Income tax related items [9]	—	(260)	(0.35)	Provision for income taxes on continuing operations
Total significant items	$145	$(8)	$(0.02)
Operating results (non-GAAP)	$1,926	$1,233	$1.66
1."Income before income taxes."
2."Net income available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings per common share - diluted," which includes the impact of participating securities in accordance with the two-class method.
4.Costs associated with implementing the Company's Digital Acceleration program.
5.Includes restructuring charges, asset related charges, and costs associated with implementing the Company's 2020 Restructuring Program.
6.Primarily related to charges associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation.
7.Primarily related to a gain on the sale of rail infrastructure in the U.S. & Canada and a gain on the sale of marine and terminal operations and assets in the U.S.
8.Includes a gain associated with a legal matter with Nova.
9. 2021 includes reversals of certain tax valuation allowances partially offset by charges related to uncertain tax positions. 2020 includes tax valuation allowances recorded in the U.S., primarily due to the filing of the final combined Dow and DuPont tax return.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Reconciliation of Free Cash Flow	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2021	Dec 31, 2020	Dec 31, 2021	Dec 31, 2020
Cash provided by operating activities - continuing operations (GAAP)	$2,557	$1,656	$7,069	$6,252
Capital expenditures	(466)	(297)	(1,501)	(1,252)
Free cash flow (non-GAAP) [1]	$2,091	$1,359	$5,568	$5,000
1.Free cash flow for the twelve months ended December 31, 2021 reflects a $1 billion elective pension contribution.

Reconciliation of Cash Flow Conversion	Three Months Ended
	Mar 31, 2021	Jun 30, 2021	Sep 30, 2021	Dec 31, 2021
In millions (Unaudited)
Cash provided by (used for) operating activities - continuing operations (GAAP)	$(228)	$2,021	$2,719	$2,557
Operating EBITDA (non-GAAP)	2,271	3,573	3,611	2,920
Cash flow conversion (Operating EBITDA to cash flow from operations) (non-GAAP) [1]	(10.0)%	56.6%	75.3%	87.6%
Cash flow conversion - trailing twelve months (non-GAAP)				57.1%
1.Cash flow conversion in the first quarter of 2021 reflects a $1 billion elective pension contribution.